PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated September 25, 2013
Royal Bank of Canada Buffered Optimization Securities
$1,070,000 Securities Linked to the Financial Select Sector SPDR® Fund due on October 31, 2014
$1,060,000 Securities Linked to the Technology Select Sector SPDR® Fund due on October 31, 2014

Investment Description
Buffered Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of a specified exchange traded fund (the “Underlying Equity”) (each, a “Security” and collectively, the “Securities”). If the Underlying Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to the Underlying Return, up to the Maximum Gain set forth below for each of the Securities. If the Underlying Return is negative or zero but the percentage decline of the applicable Underlying Equity is less than or equal to the Buffer Percentage of 10% for each of the Securities, Royal Bank of Canada will repay the full principal amount at maturity. If the Underlying Return is negative and the percentage decline of the applicable Underlying Equity is greater than the Buffer Percentage, you will lose 1% of the principal amount of your Securities for every 1% decline in the price of the applicable Underlying Equity in excess of the Buffer Percentage, up to a loss of 90% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose up to 90% of the principal amount. The Securities will not be listed on any exchange.  The downside exposure to the applicable Underlying Equity is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑    Growth Potential— At maturity, the Securities reflect any positive Underlying Return up to the Maximum Gain set forth below for each of the Securities. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.

❑    Buffered Downside Market Exposure— If the Underlying Return is zero or negative, but the percentage decline of the applicable Underlying Equity is less than or equal to the Buffer Percentage of 10%, Royal Bank of Canada will pay the full principal amount at maturity.  However, if the Underlying Return is negative and the percentage decline of the applicable Underlying Equity is greater than the Buffer Percentage of 10%, Royal Bank of Canada will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the applicable Underlying Equity in excess of the Buffer Percentage.  Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside exposure to the applicable Underlying Equity is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                            September 25, 2013
Settlement Date1                               September 30, 2013
Final Valuation Date1                     October 27, 2014
Maturity Date1                                     October 31, 2014
1      Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Payment at Maturity” in the accompanying product prospectus supplement no. EQUITY-ROS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING EQUITY, SUBJECT TO THE BUFFER PERCENTAGE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. EQUITY-ROS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering two separate Buffered Optimization Securities. Each of the Securities is linked to a different exchange traded fund, and each of the offerings has a different initial price and Maximum Gain.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Equity	Maximum Gain	Buffer Percentage	Initial Price	CUSIP	ISIN
Financial Select Sector SPDR® Fund (XLF)	14.16%	10.00%	$20.12	78009Q398	US78009Q3983
Technology Select Sector SPDR® Fund (XLK)	14.06%	10.00%	$32.32	78009Q380	US78009Q3801
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. EQUITY-ROS-1.  Any representation to the contrary is a criminal offense.

	Price to Public		Fees and Commissions		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Financial Select Sector SPDR® Fund	$1,070,000	$10.00	$0.00	$0.00	$1,070,000	$10.00
Technology Select Sector SPDR® Fund	$1,060,000	$10.00	$0.00	$0.00	$1,060,000	$10.00
UBS Financial Services Inc. will distribute the Securities to fee-based advisory accounts for a purchase price of $10.00 per Security and will not receive a sales commission with respect to such sales. See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated July 23, 2013, the accompanying prospectus supplement dated July 23, 2013, the accompanying product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013 and the terms set forth herein.

The initial estimated value of the Securities as of the date of this document is $9.9788 per $10.00 in principal amount with respect to the Securities linked to the XLF and $10.0063 per $10.00 in principal amount with respect to the Securities linked to the XLK. The initial estimated value of the Securities linked to the XLF is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 15 and “Structuring the Securities” on page 15 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23 2013, relating to our senior global medium-term notes, Series F, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no EQUITY-ROS-1 are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913005143/s99131424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦    You can tolerate the loss of up to 90% of the principal amount of the Securities and are willing to make an investment that has similar downside market risk as a hypothetical investment in the applicable Underlying Equity, subject to the Buffer Percentage at Maturity.

♦    You believe the price of the applicable Underlying Equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the applicable Maximum Gain indicated on the cover hereof.

♦    You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the applicable Maximum Gain indicated on the cover hereof.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the applicable Underlying Equity.

♦    You do not seek current income from your investment and are willing to forego dividends paid on the applicable Underlying Equity.

♦    You are willing to hold the Securities to maturity, a term of approximately thirteen months, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate the loss of up to 90% of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk as a hypothetical investment in the applicable Underlying Equity, subject to the Buffer Percentage at Maturity.

♦    You believe that the price of the applicable Underlying Equity will decline over the term of the Securities, or you believe the applicable Underlying Equity will appreciate over the term of the Securities by a percentage that exceeds the applicable Maximum Gain indicated on the cover hereof.

♦    You seek an investment that has unlimited return potential without a cap on appreciation.

♦    You are unwilling to invest in the Securities based on the applicable Maximum Gain indicated on the cover hereof.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the applicable Underlying Equity.

♦    You seek current income from this investment or prefer to receive the dividends paid on the applicable Underlying Equity.

♦    You are unable or unwilling to hold the Securities to maturity, a term of approximately thirteen months, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security.
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount.
Term:	Approximately thirteen months
Underlying Equity:	Financial Select Sector SPDR® Fund (XLF) Technology Select Sector SPDR® Fund (XLK)
Maximum Gain:	14.16% for Securities linked to XLF and 14.06% for Securities linked to XLK.
Buffer Percentage:	10% for each of the Securities
Payment at Maturity (per $10 Security):
If the Underlying Return is positive, Royal Bank of Canada will pay you:

$10 + ($10 x the lesser of (i) Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero or negative but the percentage decline of the applicable Underlying Equity is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you:

$10

If the Underlying Return is negative and the percentage decline of the applicable Underlying Equity is greater than the Buffer Percentage,  Royal Bank of Canada will pay you:

$10 + ($10 x Underlying Return + Buffer Percentage)

In this scenario, you will lose up to 90% of the principal amount of the Securities in an amount proportionate to the negative Underlying Return in excess of the Buffer Percentage.

Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	The Closing Price of the applicable Underlying Equity on the Trade Date, as specified on the cover page of this pricing supplement
Final Price:	The Closing Price of the applicable Underlying Equity on the Final Valuation Date.

Investment Timeline
Trade Date:	The Maximum Gain was set. The Initial Price was determined.

Maturity Date:
The Final Price and Underlying Return are determined.

If the Underlying Return is positive, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the Underlying Return, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + ($10 x the lesser of (i) Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero or negative but the percentage decline of the applicable Underlying Equity is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you a cash payment of $10.00 per $10.00 Security.

If the Underlying Return is negative and the percentage decline of the applicable Underlying Equity is greater than the Buffer Percentage, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the applicable Underlying Equity in excess of the Buffer Percentage, and equal to:

$10.00 + ($10.00 x Underlying Return + Buffer Percentage)

In this scenario, you will lose up to 90% of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return in excess of the Buffer Percentage.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
____________________

1 Terms used in this section, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Key Risks
An investment in the Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. An investment in the Securities involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. EQUITY-ROS-1. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Equity. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the applicable Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the percentage decline of the applicable Underlying Equity is greater than the Buffer Percentage, you will be exposed to any negative Underlying Return in excess of the Buffer Percentage and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the applicable Underlying Equity in excess of the Buffer Percentage.  Accordingly, you could lose up to 90% of the principal amount of the Securities.

♦
Downside Market Exposure to the Applicable Underlying Equity is Buffered Only If You Hold the Securities to Maturity: You should be willing to hold the Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the applicable Underlying Equity has not declined by more than the 10% Buffer Percentage at the time of sale.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Underlying Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the applicable Maximum Gain indicated on the cover hereof for each of the Securities, regardless of the appreciation in the applicable Underlying Equity, which may be significant.  Therefore, your return on the Securities may be less than your return would be on a hypothetical direct investment in the applicable Underlying Equity.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the applicable Underlying Equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
The Initial Estimated Value of the Securities linked to the XLF Is Less than the Price to the Public:   The initial estimated value of the Securities linked to the XLF that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBC Capital Markets, LLC (“RBCCM”) or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the applicable Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and may differ substantially from the amount expected at maturity.

♦
The Final Price May Be Less Than the Closing Price of the Applicable Underlying Equity at Other Times During the Term of the Securities: Because the Final Price is calculated based on the Closing Price of the applicable Underlying Equity on the Final Valuation Date only, the price of the applicable Underlying Equity at the maturity date or at other times during the term of the Securities, including dates near the Final Valuation Date, could be higher than the Final Price.  This difference could be particularly large if there is a significant increase in the price of the applicable Underlying Equity after the Final Valuation Date, or if there is a significant decrease in the price of the applicable Underlying Equity around the time of the Final Valuation Date, or if there is significant volatility in the applicable Underlying Equity price during the term of the Securities (especially on dates near the Final Valuation Date).  For example, if the applicable Underlying Equity’s closing prices increase or remain relatively constant during the initial term of the Securities and then decrease on or before the Final Valuation Date, then the Final Price may be significantly less than if it were calculated on a date earlier than the Final Valuation Date.  Under these circumstances, you may receive a lower payment at maturity than you would have received if the Final Price was determined at an earlier time or if you had invested in the applicable Underlying Equity or the equity securities underlying the Underlying Equity directly.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in the applicable Underlying Equity. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the applicable Underlying Equity would have.

♦
We Have No Affiliation with S&P Dow Jones Indices LLC (the “Index Sponsor”) and Will Not be Responsible for Any Actions Taken by the Index Sponsor: S&P Dow Jones Indices LLC is the Index Sponsor of the S&P Financial Select Sector Index and the S&P Technology Select Sector Index (each an “Underlying Index”), the performance of which is intended to be tracked by the applicable Underlying Equity.  We have no affiliation with the Index Sponsor, and the Index Sponsor will not be involved in the offering of the Securities.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would affect the composition of the applicable Underlying Equity’s underlying index, and therefore, the price of the applicable Underlying Equity.  The Index Sponsor has no obligation of any sort with respect to the Securities.  Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

♦
Owning the Securities Is Not the Same as Owning the Applicable Underlying Equity or the Stocks Comprising the Applicable Underlying Equity’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the applicable Underlying Equity or stocks included in its Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the applicable Underlying Equity or these stocks would have.

♦
The Policies of the Applicable Underlying Equity’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value: The policies of the applicable Underlying Equity’s investment adviser concerning the management of the applicable Underlying Equity, additions, deletions or substitutions of the securities held by the applicable Underlying Equity could affect the market price of shares of the applicable Underlying Equity and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date.  The amount payable on the Securities and their market value could also be affected if the applicable Underlying Equity investment adviser changes these policies, for example, by changing the manner in which it manages the applicable Underlying Equity, or if the applicable Underlying Equity investment adviser discontinues or suspends maintenance of the applicable Underlying Equity, in which case it may become difficult to determine the market value of the Securities.  The applicable Underlying Equity's investment adviser has no connection to the offering of the Securities and has no obligations to you as an investor in the Securities in making its decisions regarding the applicable Underlying Equity.

♦
Historical Prices of the Applicable Underlying Equity Should Not Be Taken as an Indication of the Future Prices of that Underlying Equity During the Term of the Securities: The trading prices of the applicable Underlying Equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the applicable Underlying Equity will rise or fall, trading prices of the common stocks held by that Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of that Underlying Equity.

♦
Each Underlying Equity and its Underlying Index are Different: The performance of each Underlying Equity may not exactly replicate the performance of the applicable Underlying Index, because each Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the applicable Underlying Index. It is also possible that the performance of the applicable Underlying Equity may not fully replicate or may in certain circumstances diverge significantly from the performance of its Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity or due to other circumstances. The applicable Underlying Equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its Underlying Index and in managing cash flows.

♦
Management Risk: Each Underlying Equity is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Underlying Equity, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its Underlying Index by investing in a portfolio of securities that generally replicates that Underlying Index. Therefore, unless a specific security is removed from the applicable Underlying Index, the applicable Underlying Equity generally would not sell a security because the security’s issuer was in financial trouble. In addition, each Underlying Equity is subject to the risk that the investment strategy of the applicable Underlying Equity’s investment advisor may not produce the intended results.

♦
Concentration of Investment in Financial Sector: The equity securities held by the XLF are issued by companies that are in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development. Consequently, the value of the applicable Securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting these industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for financial products and services in general.

♦
Risks Associated with the Financial Sector: The XLF invests in financial services companies, which are subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Market or economic factors impacting financial services companies and companies that rely heavily on the financial services industry could have a major effect on the value of the XLF’s investments. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, adverse conditions in the financial industry during the past several years generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events during the past several years in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value, as compared to their value prior to 2008. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include REITs). As a result, the XLF will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

♦
Concentration of Investment in Technology Sector: The equity securities held by the XLK are issued by companies whose primary line of business is directly associated with the technology sector. Consequently, the value of the applicable Securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the technology sector than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for technology products and services in general.

♦
Risks Associated with the Technology Sector: The XLK invests in technology companies. Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the XLK’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. As a result, the Underlying Equity will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price:  Trading or transactions by Royal Bank of Canada, UBS and their respective affiliates in the applicable Underlying Equity, its Underlying Index, futures, options, exchange-traded funds or other derivative products on the applicable Underlying Equity or the securities included in its Underlying Index, may adversely affect the market value of the applicable Underlying Equity and, therefore, the market value of the applicable Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to Closing Price of the applicable Underlying Equity on the Final Valuation Date, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the price of the applicable Underlying Equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the securities held by the applicable Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events with respect to the applicable Underlying Equity that may or may not require an adjustment to the terms of the applicable Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Applicable Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price and the Final Price for certain events affecting the shares of the applicable Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the applicable Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the applicable Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Price of $20.00, a hypothetical Maximum Gain of 13.00%, and reflect the Buffer Percentage of 10.00%. The actual Initial Price and Maximum Gain for each of the Securities is set forth in the section titled “Final Terms of the Securities” and on the cover hereof. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Underlying Equity closes 2% above the Initial Price. Because the Underlying Return is 2%, Royal Bank of Canada will pay you the Underlying Return, or 2%, and the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 2%) = $10 + $0.20 = $10.20

Example 2 – On the Final Valuation Date, the Underlying Equity closes 40% above the Initial Price. Because the Underlying Return of 40% is more than the Maximum Gain of 13.00%, Royal Bank of Canada will pay you at maturity the principal amount plus a return equal to the Maximum Gain of $11.30 per $10 principal amount Security.

Example 3 – On the Final Valuation Date, the Underlying Equity closes 8% below the Initial Price. Because the Underlying Return is -8%,  which is negative, but the percentage decrease in the price of the Underlying Equity is less than the Buffer Percentage of 10%, Royal Bank of Canada will pay you at maturity a cash payment of $10 per $10 principal amount Security (a 0% return on the principal amount).

Example 4 – On the Final Valuation Date, the Underlying Equity closes 40% below the Initial Price. Because the Underlying Return is -40%,  which is negative and the percentage decrease in the price of the Underlying Equity is greater than the Buffer Percentage of 10%, Royal Bank of Canada will pay you at maturity a cash payment of $7 per $10 principal amount Security (a 30% loss on the principal amount), calculated as follows:

$10 + ($10 x -40% + 10%) = $10 - $3 = $7

Hypothetical Final Price ($)	Underlying Return1	Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)
$40.00	100.00%	$11.30	13.00%
$35.00	75.00%	$11.30	13.00%
$30.00	50.00%	$11.30	13.00%
$28.00	40.00%	$11.30	13.00%
$26.00	30.00%	$11.30	13.00%
$24.00	20.00%	$11.30	13.00%
$22.60	13.00%	$11.30	13.00%
$22.00	10.00%	$11.00	10.00%
$21.00	5.00%	$10.50	5.00%
$20.00	0.00%	$10.00	0.00%
$19.00	-5.00%	$10.00	0.00%
$18.00	-10.00%	$10.00	0.00%
$16.00	-20.00%	$9.00	-10.00%
$15.00	-25.00%	$8.50	-15.00%
$14.00	-30.00%	$8.00	-20.00%
$12.00	-40.00%	$7.00	-30.00%
$10.00	-50.00%	$6.00	-40.00%
$5.00	-75.00%	$3.50	-65.00%
$0.00	-100.00%	$1.00	-90.00%

(1) The Underlying Return excludes any cash dividend payments.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements and to the extent inconsistent with supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-32 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled "Tax Consequences - Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Equities

Information provided to or filed with the SEC by each Underlying Equity under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about the Underlying Equities’ Investment adviser, SSgA Funds Management, Inc. (“SSFM”) and each Underlying Equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Each Underlying Equity is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Underlying Equities, all of which are offered by the Select Sector SPDR Trust, a registered investment company.

Each Underlying Equity utilizes a “replication” investment approach in attempting to track the performance of the applicable Underlying Index. The Underlying Equities typically invest in substantially all of the securities which comprise the applicable Underlying Index in approximately the same proportions as the applicable Underlying Index. Each Underlying Equity will normally invest at least 95% of its total assets in the common stocks that comprise the applicable Underlying Index.

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. SSFM has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•      Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.

•      The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•      Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•      S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

•      Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

Calculation of the Underlying Indexes

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLF.”

The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Financial Select Sector Index. The S&P Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The XLF is composed of companies whose primary line of business is directly associated with the financial sector. As of September 24, 2013, there were 81 financial services companies included in the XLF.

Holdings Information

The following table summarizes the XLF’s top holdings in individual companies as of September 24, 2013:

Company	Percentage of Total Holdings
Berkshire Hathaway Inc.	8.47%
Wells Fargo & Co.	8.25%
JPMorgan Chase & Co.	7.75%
Bank of America Corp.	6.19%
Citigroup Inc.	6.09%
American International Group Inc.	2.97%
American Express Co.	2.89%
U.S. Bancorp	2.78%
Goldman Sachs Group Inc.	2.78%
MetLife Inc.	2.16%

The information above about the XLF was compiled from the Select Sector SPDR website.  We have not independently verified the accuracy of the information above. Information contained in the Select Sector SPDR website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P Financial Select Sector Index

We have derived all information contained in this pricing supplement regarding the S&P Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or Standard and Poor’s Financial Services, LLC (“S&P”).

The S&P Financial Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development.

The S&P Financial Select Sector Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.

Historical Information

The graph below sets forth the information relating to the historical performance of the XLF. In addition, below the graph is a table setting forth the quarterly intra-day high, intra-day low and period-end closing prices for the XLF, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of the XLF on September 25, 2013 was $20.12.  The historical performance of the XLF should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close
1/1/2009	3/31/2009	$12.82	$5.88	$8.81
4/1/2009	6/30/2009	$13.08	$8.54	$11.97
7/1/2009	9/30/2009	$15.43	$10.83	$14.94
10/1/2009	12/31/2009	$15.76	$13.79	$14.39
1/1/2010	3/31/2010	$16.32	$13.51	$15.97
4/1/2010	6/30/2010	$17.12	$13.70	$13.81
7/1/2010	9/30/2010	$15.09	$13.30	$14.35
10/1/2010	12/31/2010	$16.06	$14.25	$15.95
1/1/2011	3/31/2011	$17.20	$15.80	$16.41
4/1/2011	6/30/2011	$16.75	$14.62	$15.33
7/1/2011	9/30/2011	$15.79	$11.35	$11.83
10/1/2011	12/31/2011	$14.17	$10.96	$13.00
1/1/2012	3/31/2012	$16.01	$13.12	$15.78
4/1/2012	6/30/2012	$15.98	$13.30	$14.62
7/1/2012	9/30/2012	$16.44	$14.09	$15.60
10/1/2012	12/31/2012	$16.70	$15.07	$16.40
1/1/2013	3/31/2013	$18.47	$16.75	$18.19
4/1/2013	6/30/2013	$20.34	$17.76	$19.49
7/1/2013	9/25/2013*	$20.93	$19.34	$20.12

* As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through September 25, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

Technology Select Sector SPDR® Fund

The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.”

The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Technology Select Sector Index. The S&P Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector. As of September 24, 2013, there were 73 technology companies included in the XLK.

Holdings Information

The following table summarizes the XLK’s top holdings in individual companies as of September 24, 2013:

Company	Percentage of Total Holdings
Apple Inc.	14.37%
Google Inc. Cl A	8.02%
Microsoft Corp.	7.96%
International Business Machines Corp.	6.33%
AT&T Inc.	5.86%
Verizon Communications Inc.	4.40%
Cisco Systems Inc.	4.19%
Oracle Corp.	3.90%
Qualcomm Inc.	3.82%
Intel Corp.	3.25%

The information above about the XLK was compiled from the Select Sector SPDR website.  We have not independently verified the accuracy of the information above. Information contained in the Select Sector SPDR website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P Technology Select Sector Index

We have derived all information contained in this pricing supplement regarding the S&P Technology Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or Standard and Poor’s Financial Services, LLC (“S&P”).

The S&P Financial Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the following industries: internet software and services, IT services, software, communications equipment, computers and peripherals, electronic equipment and instruments, office electronics, semiconductors and semiconductor equipment, diversified telecommunication services and wireless telecommunication services.

The S&P Technology Select Sector Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.

Historical Information

The graph below sets forth the information relating to the historical performance of the XLK. In addition, below the graph is a table setting forth the quarterly intra-day high, intra-day low and period-end closing prices for the XLK, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of the XLK on September 25, 2013 was $32.32.  The historical performance of the XLK should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close
1/1/2009	3/31/2009	$16.44	$13.08	$15.62
4/1/2009	6/30/2009	$18.63	$15.40	$18.17
7/1/2009	9/30/2009	$21.24	$17.16	$20.87
10/1/2009	12/31/2009	$23.18	$20.09	$22.87
1/1/2010	3/31/2010	$23.37	$20.72	$23.09
4/1/2010	6/30/2010	$24.15	$20.34	$20.40
7/1/2010	9/30/2010	$23.37	$20.02	$23.02
10/1/2010	12/31/2010	$25.34	$22.69	$25.18
1/1/2011	3/31/2011	$27.09	$24.52	$26.07
4/1/2011	6/30/2011	$26.89	$24.34	$25.70
7/1/2011	9/30/2011	$26.87	$22.47	$23.57
10/1/2011	12/31/2011	$26.55	$22.61	$25.45
1/1/2012	3/31/2012	$30.54	$25.67	$30.15
4/1/2012	6/30/2012	$30.61	$27.05	$28.75
7/1/2012	9/30/2012	$31.74	$27.67	$30.83
10/1/2012	12/31/2012	$31.22	$27.21	$28.95
1/1/2013	3/31/2013	$30.47	$29.11	$30.27
4/1/2013	6/30/2013	$32.31	$29.11	$30.59
7/1/2013	9/25/2013*	$32.91	$30.63	$32.32

*As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through September 25, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so. We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product prospectus supplement no. EQUITY-ROS-1.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of two months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the applicable Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities linked to the XLF on the pricing date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. EQUITY-ROS-1 dated July 26, 2013 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.